Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #08-02
Waste Management Announces Fourth Quarter and Full Year 2007 Earnings
Increases Earnings per Diluted Share by 32.6% in Fourth Quarter of 2007
Expands Full Year 2007 Income from Operations as a Percent of Revenue by Over 170 Basis Points
HOUSTON — February 13, 2008 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its fourth quarter and for the year ended December 31, 2007. Revenues for the fourth quarter 2007 were $3.36 billion compared with $3.28 billion in the 2006 period, an increase of 2.4%. Net income for the quarter was $309 million, or $0.61 per diluted share, compared with $246 million, or $0.46 per diluted share, for the fourth quarter 2006, or a 32.6% increase in earnings per diluted share.
The Company noted several items that impacted the results in the 2006 and 2007 fourth quarters. Excluding these items, net income would have been $276 million, or $0.54 per diluted share, in the fourth quarter of 2007 compared with $252 million, or $0.47 per diluted share, in the fourth quarter of 2006, or a 14.9% increase in earnings per diluted share.(a)
Income from operations as a percent of revenue, as adjusted for these items, increased 150 basis points to 16.9% in the fourth quarter of 2007 compared with 15.4% in the fourth quarter of 2006.(a)
Results in the fourth quarter of 2007 included a net $0.07 per diluted share benefit consisting of:
•	A $31 million income tax benefit resulting primarily from reductions in the Canadian income tax rate.

•	A $7 million benefit in net income due to gains from divestitures of operations.

•	A $5 million reduction in net income related to labor disruptions in California.
Results in the fourth quarter of 2006 included a net charge of $0.01 per diluted share consisting of after-tax charges of $24 million for asset impairments and unusual items partially offset by a combined $18 million benefit to net income from income tax related items.
“We ended the year on a strong note and are poised for additional earnings growth in 2008. We grew revenues by 2.4% during the fourth quarter due mainly to our disciplined approach to pricing, which led to internal revenue growth on base business from yield of 3.3%, and the strength of recycling commodity prices. Partially offsetting these increases were revenue declines caused by lower volumes of 3.8%, primarily in the collection lines of business, as well as the impact of divestitures of certain under-performing operations,” stated David P. Steiner, Chief Executive Officer of Waste Management. “We are pleased with our accomplishments in both the fourth quarter and the full year as we exceeded our expectations for earnings per share growth, margin expansion and the generation of free cash flow.”
For the full year 2007, the Company reported revenues of $13.31 billion compared with $13.36 billion in 2006. Earnings per diluted share were $2.23 for the full year 2007 compared with $2.10 for the full year 2006. Income from operations as a percent of revenue increased 170 basis points to 16.9% for the full year of 2007. During fiscal years 2006 and 2007, the Company noted in its earnings press releases a number of items that impacted the full-year results. Excluding the 2007 items, earnings per diluted share were an adjusted $2.07 for the full year 2007. Excluding the 2006 items, earnings per diluted share were an adjusted $1.81 for the full year 2006. On this basis, earnings per diluted share increased 14% during 2007.(a)
Steiner continued, “We generated $593 million in net cash from operating activities and $146 million of free cash flow during the quarter. For the year, we produced over $2.4 billion in net cash from operating activities and over $1.5 billion of free cash flow.(a) We returned over $1.9 billion in cash to our shareholders during 2007, which was comprised of cash dividend payments of $495 million and share repurchases of $1.42 billion. Based on our market capitalization at the beginning of 2007, that is a pre-tax cash return of 9.7%.
“The fourth quarter 2007 was not without its challenges, including the impact of rising diesel fuel prices, and the increased phase-out of our Section 45K tax credits due to higher crude oil prices. Higher fuel costs caused a $0.01 per share reduction in net income because our fuel surcharge did not keep up with the steep increase in diesel fuel prices. Higher crude oil prices also caused us to lose Section 45K tax credits in the quarter. Coming into the fourth quarter of 2007, we had expected no benefit, but we actually lost $0.01 per share from Section 45K credits in the quarter.”
Key Highlights for the Fourth Quarter 2007 and the Full Year 2007
•	Internal revenue growth from yield was 7.1% during the quarter including the positive impact of higher pricing in our base business, stronger recycling commodity prices and our fuel surcharge program.

•	Internal revenue growth on base business due to yield was 3.3% in both the fourth quarter of 2007 and for the full year 2007.

•	Higher recycling commodity prices contributed 2.9% to internal revenue growth from yield in the fourth quarter.

•	Higher fuel surcharge revenue contributed 0.9% to internal revenue growth in the fourth quarter. However, the steep run-up in diesel fuel prices during the fourth quarter resulted in fuel costs increasing faster than fuel surcharge revenue, causing a $0.01 per share reduction in net income.

•	Divestitures caused a 2.2% decline in revenues in the quarter, while acquisitions added 0.4% to revenue growth. Foreign currency translation contributed an additional 0.9% to revenue growth in the quarter.

•	Internal revenue growth from volume for the entire Company was a negative 3.8% in the quarter, and a negative 4.5% for the full year 2007.

•	Net cash provided by operating activities was $593 million in the quarter and $2.44 billion for the full year.

•	Capital expenditures were $490 million in the quarter and $1.21 billion for the full year.

•	Free cash flow was $146 million in the quarter and $1.51 billion for the full year.(a)

•	Operating expenses were 63.5% of revenue during the quarter, down from 64.2% of revenue for the same period in 2006. For the full year, operating expenses were 63.1% of revenue, down from 64.3% of revenue for the full year 2006.

•	Returned $483 million to shareholders during the quarter, consisting of $362 million in common stock repurchases, or 9.9 million shares, and $121 million in cash dividends. For the full year, repurchases of common stock totaled $1.42 billion, or 39.9 million shares. Dividends paid totaled $495 million for the full year.

•	The effective tax rate in the quarter, adjusted for the $31 million in non-recurring tax items, was approximately 39%. This reflects a 69% phase-out of Section 45K tax credits due to higher crude oil prices, offset by the utilization of tax loss carry forwards resulting from improved operating results. The impact of significantly higher crude oil prices caused a $0.01 reduction in earnings per share in the fourth quarter due to the higher phase-out of our Section 45K tax credits.
Steiner continued, “The fourth quarter capped another successful year at Waste Management and we are proud of what we accomplished during 2007. We forecast that our full year 2008 earnings will increase to a range of $2.19 to $2.23 per diluted share. This is an 8 to 10% improvement over our further adjusted 2007 earnings per diluted share of $2.03, which excludes the $0.04 per share Section 45K tax benefit that we received in 2007 but will not receive in 2008.
“We expect the combination of our efforts to enhance the quality of our revenue along with our cost improvement programs will lead to continued expansion of our operating margin. We will again apply our strategy of utilizing standard tools and processes, particularly in the areas of labor efficiency, maintenance and safety, to improve and flex down operating costs.
“We are focused on maintaining our pricing discipline and improving our sales and marketing performance. We project that internal revenue growth on base business for 2008 will be about flat, which was not the case in 2007 when overall internal revenue growth on base business was a negative 1.2 percent. We also project the revenue we gain from acquisitions we expect to make during 2008 will exceed the revenue lost from divestitures that may occur during 2008. This was not the case in 2006 and 2007, when we were more focused on divesting underperforming operations.”
Steiner concluded, “We remain committed to our goals of growing earnings, expanding our operating margins, increasing our return on invested capital and generating strong free cash flow. We plan to continue to utilize our disciplined pricing approach and our commitment to operational excellence to drive our financial performance.”
2008 Outlook
The Company also announced the following with regard to its financial outlook for 2008:
•	Internal revenue growth on base business from yield is expected to be 2.5 to 3.0%, which is 50 to 100 basis points above the Company’s 2008 outlook for the core Consumer Price Index. Internal revenue growth on base business from volume is expected to decline by

2.5% to 3.0%, a projected 150-200 basis point improvement over the 4.5% decline in the full year 2007.

•	Average recycling commodity prices are expected to remain at approximately average 2007 levels.

•	Income from operations as a percent of revenue is projected to increase by more than 100 basis points to approximately 18%.

•	The full year 2008 forecast reflects a tax rate of approximately 40%, because Section 45K tax credits expired at the end of 2007.

•	Net cash provided by operating activities is projected to be approximately $2.75 billion.

•	Capital expenditures are expected to be approximately $1.5 billion, which includes higher spending on our truck fleet and on renewable energy power plants at our landfills.

•	Free cash flow is projected to be approximately $1.4 billion.(a)

•	Expected annual payment of $1.08 per share in cash dividends over the course of the year, at an approximate cost of $530 million. The Company expects to spend up to $870 million on share repurchases. The amount of stock repurchased will depend on a number of items, including cash allocated to the retirement of debt and the cash cost of business investments and acquisitions, which are other key components of our capital allocation program.

(a)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. GAAP measures that have been adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items include:
•	Net Income;

•	Earnings per diluted share; and

•	Income from operations as a percentage of revenue.
The Company also discusses free cash flow and projected free cash flow, which are non-GAAP measures, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.
The quantitative reconciliations of each of the non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Earnings Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 30446447.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on February 13th through 5:00 p.m. Eastern time on February 27th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 30446447.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2008 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases; passing on increased costs to our customers; reducing costs due to our operational improvement programs; and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter—to-quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to temporarily shut down operations;

•	inflation and resulting higher interest rates as well as other general and local economic conditions may negatively affect the volumes of waste generated, our financing costs and other expenses;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations, including regulations to limit greenhouse gas emissions, may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenues;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies, increase our costs, or lead to an impairment charge;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need to raise additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2007	2006

Operating revenues	$3,361	$3,283

Costs and expenses:
Operating	2,133	2,107
Selling, general and administrative	371	348
Depreciation and amortization	296	321
Restructuring	—	—
(Income) expense from divestitures, asset impairments and unusual items	(14)	35

	2,786	2,811

Income from operations	575	472

Other income (expense):
Interest expense	(126)	(133)
Interest income	8	16
Equity in net earnings (losses) of unconsolidated entities	10	(18)
Minority interest	(13)	(11)
Other, net	2	(1)

	(119)	(147)

Income before income taxes	456	325
Provision for income taxes	147	79

Net income	$309	$246

Basic earnings per common share	$0.61	$0.46

Diluted earnings per common share	$0.61	$0.46

Basic common shares outstanding	505.2	534.4

Diluted common shares outstanding	509.1	539.8

Cash dividends declared per common share	$0.24	$0.22

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2007	2006

EPS Calculation:

Net income	$309	$246

Number of common shares outstanding at end of period	500.1	533.7
Effect of using weighted average common shares outstanding	5.1	0.7

Weighted average basic common shares outstanding	505.2	534.4
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	3.9	5.4

Weighted average diluted common shares outstanding	509.1	539.8

Basic earnings per common share	$0.61	$0.46

Diluted earnings per common share	$0.61	$0.46

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2007	2006
Operating revenues	$13,310	$13,363

Costs and expenses:
Operating	8,402	8,587
Selling, general and administrative	1,432	1,388
Depreciation and amortization	1,259	1,334
Restructuring	10	—
(Income) expense from divestitures, asset impairments and unusual items	(47)	25

	11,056	11,334

Income from operations	2,254	2,029

Other income (expense):
Interest expense	(521)	(545)
Interest income	47	69
Equity in net losses of unconsolidated entities	(35)	(36)
Minority interest	(46)	(44)
Other, net	4	1

	(551)	(555)

Income before income taxes	1,703	1,474
Provision for income taxes	540	325

Net income	$1,163	$1,149

Basic earnings per common share	$2.25	$2.13

Diluted earnings per common share	$2.23	$2.10

Basic common shares outstanding	517.3	540.4

Diluted common shares outstanding	521.8	546.1

Cash dividends declared per common share (1st quarter 2006 dividend of $0.22 per share declared in December 2005, paid in March 2006)	$0.96	$0.66

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2007	2006

EPS Calculation:

Net income	$1,163	$1,149

Number of common shares outstanding at end of period	500.1	533.7
Effect of using weighted average common shares outstanding	17.2	6.7

Weighted average basic common shares outstanding	517.3	540.4
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	4.5	5.7

Weighted average diluted common shares outstanding	521.8	546.1

Basic earnings per common share	$2.25	$2.13

Diluted earnings per common share	$2.23	$2.10

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	December 31,	December 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$348	$614
Receivables, net	1,892	1,858
Other	240	710

Total current assets	2,480	3,182

Property and equipment, net	11,351	11,179
Goodwill	5,406	5,292
Other intangible assets, net	124	121
Other assets	814	826

Total assets	$20,175	$20,600

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,269	$2,446
Current portion of long-term debt	329	822

Total current liabilities	2,598	3,268

Long-term debt, less current portion	8,008	7,495
Other liabilities	3,467	3,340

Total liabilities	14,073	14,103

Minority interest in subsidiaries and variable interest entities	310	275
Stockholders’ equity	5,792	6,222

Total liabilities and stockholders’ equity	$20,175	$20,600

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Years Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,163	$1,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,259	1,334
Other	98	76
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(81)	(19)

Net cash provided by operating activities	2,439	2,540

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(90)	(32)
Capital expenditures	(1,211)	(1,329)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	278	240
Purchases of short-term investments	(1,220)	(3,001)
Proceeds from sales of short-term investments	1,404	3,123
Net receipts from restricted trust and escrow accounts, and other	78	211

Net cash used in investing activities	(761)	(788)

Cash flows from financing activities:
New borrowings	944	432
Debt repayments	(1,200)	(932)
Common stock repurchases	(1,421)	(1,072)
Cash dividends	(495)	(476)
Exercise of common stock options and warrants	142	295
Other, net	84	(50)

Net cash used in financing activities	(1,946)	(1,803)

Effect of exchange rate changes on cash and cash equivalents	2	(1)

Decrease in cash and cash equivalents	(266)	(52)
Cash and cash equivalents at beginning of period	614	666

Cash and cash equivalents at end of period	$348	$614

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
Operating Revenues by Lines of Business

Collection	$2,190	$2,210	$2,176
Landfill	747	789	775
Transfer	406	426	433
Wheelabrator	219	222	225
Recycling and other	350	339	260
Intercompany (a)	(551)	(583)	(586)

Operating revenues	$3,361	$3,403	$3,283

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	3.3%	0.5%	-1.3%
Less: Yield changes due to recycling commodities, electricity (IPP), fuel surcharge and mandated fees	3.8%	2.2%	0.2%

Adjusted internal growth	-0.5%	-1.7%	-1.5%

Acquisition Summary (b)

Gross annualized revenue acquired	$3	$39	$—

Total consideration	$2	$44	$—

Cash paid for acquisitions	$2	$38	$—

WMRA Segment Supplemental Data (c)

Operating revenues	$254	$243	$182

Operating expenses	$216	$207	$160

	Quarters Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Free Cash Flow Analysis (d)(e)

Net cash provided by operating activities	$593	$653	$2,439	$2,540
Capital expenditures	(490)	(483)	(1,211)	(1,329)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	43	42	278	240

Free cash flow	$146	$212	$1,506	$1,451

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	Prior year information has been reclassified to conform to 2007 presentation.

(e)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$348	$654	$798

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,337	$8,278	$8,317
Total equity	5,792	5,932	6,222

Total capital	$14,129	$14,210	$14,539

Debt-to-total capital	59.0%	58.3%	57.2%

Capitalized interest	$6	$6	$7

Other Operational Data

Internalization of waste, based on disposal costs	66.6%	66.5%	66.7%

Total landfill disposal volumes (tons in millions)	27.3	29.5	29.9
Total waste-to-energy disposal volumes (tons in millions)	1.8	1.7	2.0

Total disposal volumes (tons in millions)	29.1	31.2	31.9

Active landfills	277	279	283

Landfills reporting volume	258	261	264

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups (b)
Non — SFAS No. 143 amortization expense	$94.1	$102.1	$96.4
Amortization expense related to SFAS No. 143 obligations	1.1	21.1	13.3

Total amortization expense (c) (d)	95.2	123.2	109.7
Accretion and other related expense	16.6	15.8	16.3

Landfill amortization, accretion and other related expense	$111.8	$139.0	$126.0

(a)	The quarters ended December 31, 2007, September 30, 2007, and December 31, 2006 include short-term investments available for use of $0 million, $117 million, and $184 million, respectively.

(b)	Prior period amounts have been revised to exclude amounts from closed landfills not included in our Operating groups.

(c)	The quarter ended December 31, 2007, as compared with the quarter ended September 30, 2007 reflects a $28 million reduction in amortization expense, of which $9.6 million was due to the seasonal reduction in landfill volumes. Additionally, there was an $18.6 million reduction primarily as a result of the SFAS No. 143 landfill capping construction and closure/post closure obligations identified in our annual landfill review process.

(d)	The quarter ended December 31, 2007, as compared with the quarter ended December 31, 2006 reflects a $14.5 million reduction in amortization expense, of which approximately $6.1 million was due to reduced volumes resulting from the Company’s collection pricing initiative and due to a decline in residential construction activities and other economic impacts. Additionally, there was a year over year reduction of $14.8 million from adjustments of the SFAS No. 143 landfill capping construction and closure/post closure obligations as identified in our annual landfill reviews. This reduction in expense was partially offset by increases resulting from expected landfill construction costs identified during the annual workbook process.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	December 31, 2007		December 31, 2006
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount	Per Share Amount	After-tax Amount	Per Share Amount

Net income and Diluted EPS, as reported	$309	$0.61	$246	$0.46

Adjustments to Net income and Diluted EPS:
(Income) expense from divestitures, asset impairments and unusual items	(7)	(0.02)	24	0.04
Benefit from income tax related items	(31)	(0.06)	(18)	(0.03)
Labor disputes	5	0.01	—	—

Net income and Diluted EPS, as adjusted (a)	$276	$0.54	$252	$0.47

	Quarter Ended	Quarter Ended
Adjusted Income from Operations as a	December 31,	December 31,
percent of Revenue	2007	2006

As reported:
Operating revenues	$3,361	$3,283
Income from operations	$575	$472

Income from Operations as a percent of Revenue	17.1%	14.4%

Adjustments to Income from Operations:
(Income) expense from divestitures, asset impairments and unusual items	($14)	$35
Labor disputes	$8	$—

As adjusted:
Operating revenues	$3,361	$3,283
Income from operations	$569	$507

Adjusted Income from Operations as a percent of Revenue (b)	16.9%	15.4%

(a)	Increase in Net income and Diluted EPS, as adjusted, of 9.5% and 14.9% respectively.

(b)	Increase in Income from Operations as a percent of Revenue, as adjusted, of 150 basis points.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Year Ended
	December 31, 2007
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount	Per Share Amount

Net income and Diluted EPS, as reported	$1,163	$2.23

Adjustments to Net income and Diluted EPS:
Restructuring	6	0.01
(Income) expense from divestitures, asset impairments and unusual items	(25)	(0.05)
Labor disputes	23	0.04
Income tax audit settlements and other tax items	(86)	(0.16)

Net income and Diluted EPS, as adjusted	$1,081	$2.07

	Year Ended
	December 31, 2006
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount	Per Share Amount

Net income and Diluted EPS, as reported	$1,149	$2.10

Adjustments to Net income and Diluted EPS:
(Income) expense from divestitures, asset impairments and unusual items	25	0.05
Unclaimed property charge	12	0.02
Income tax audit settlements and other tax items	(195)	(0.36)

Net income and Diluted EPS, as adjusted	$991	$1.81

Full Year 2008 Free Cash Flow Reconciliation

Net cash provided by operating activities	$2,750
Capital expenditures	(1,500)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	150

Free cash flow	$1,400

(10)